Exhibit 99.29

ASSIGNMENT AND ACCEPTANCE

This Assignment and Acceptance (this “Assignment and Acceptance”) is dated as of the Effective Date set forth below and is entered into by and between the Assignor identified in item 1 below (the “Assignor”) and the Assignee identified in item 2 below (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Acceptance as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Agent as contemplated below (i) the portion of the Assignor’s rights and obligations in its capacity as a 2016 Term Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto (including, without limitation, participations in L/C Obligations and Swingline Advances included in such facilities) identified below and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a 2016 Term Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by the Assignor to the Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Each such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Acceptance, without representation or warranty by the Assignor.

1.	Assignor:	Bank of America, N.A.

2.	Assignee:	JPP, LLC

3.	Borrowers:	Sears Roebuck Acceptance Corp., a Delaware corporation, and Kmart Corporation, a Michigan corporation.

4.	Agent:	Bank of America, N.A., as the Agent under the Credit Agreement.

5.	Credit Agreement:	Third Amended and Restated Credit Agreement dated as of July 21, 2015 (as such may be amended, modified, supplemented or restated hereafter, the “Credit Agreement”) by, among others, Sears Holdings Corporation, the Borrowers, the Lenders party thereto, Bank of America, N.A., as Agent, and Bank of America, N.A., Wells Fargo Bank, National Association and General Electric Capital Corporation, as Co-Collateral Agents.

6.	Assigned Interest:

Facility Assigned	Aggregate Amount of Commitment/Loans for all Lenders		Amount of Commitment/Loans Assigned		Percentage Assigned of Commitment/Loans

2016 Term Loan	USD	750,000,000.00	USD	93,491,000.00	12.4655%

Effective Date: April 8, 2016

The terms set forth in this Assignment and Acceptance are hereby agreed to:

ASSIGNOR

BANK OF AMERICA, N.A., as Assignor

By:	/s/ Seth Denson

Name:	Seth Denson

Title:	Director

ASSIGNEE

JPP, LLC, as Assignee

By:	/s/ Harold Talisman

Name:	Harold Talisman

Title:	Authorized Signatory

Consented to and Accepted:

BANK OF AMERICA, N.A., as Agent

By:	/s/ Gail Robin

Name:	Gail Robin

Title:	Vice President, Agency Management Officer

Consented to:

SEARS ROEBUCK ACCEPTANCE CORP., as a Borrower

By:	N/A

Name:

Title:

KMART CORPORATION, as a Borrower

By:	N/A

Name:

Title:

Very truly yours,

SEARS ROEBUCK ACCEPTANCE CORP.
as a Borrower

By:	/s/ Karen M. Smathers
Name:	Karen M. Smathers
Title:	President

KMART CORPORATION
as a Borrower

By:	/s/ Robert A. Riecker
Name:	Robert A. Riecker
Title:	Vice President, Controller and Chief Accounting Officer

[SIGNATURE PAGE TO MASTER CONSENT LETTER]